Exhibit 4(b)

LOAN AGREEMENT
(2013 Series A)
between
THE INDUSTRIAL DEVELOPMENT AUTHORITY
OF THE COUNTY OF APACHE

and

TUCSON ELECTRIC POWER COMPANY

Dated as of November 1, 2013

Relating To
Industrial Development Revenue Bonds,
2013 Series A
(Tucson Electric Power Company Springerville Project)

i

ii

LOAN AGREEMENT
THIS LOAN AGREEMENT (2013 Series A), dated as of November 1, 2013 (this “Agreement”), between THE INDUSTRIAL DEVELOPMENT AUTHORITY OF THE COUNTY OF APACHE, an Arizona nonprofit corporation designated by law as a political subdivision of the State of Arizona (hereinafter called the “Authority”), and TUCSON ELECTRIC POWER COMPANY, a corporation organized and existing under the laws of the State of Arizona (hereinafter called the “Company”),
W I T N E S S E T H :
WHEREAS, the Authority is authorized and empowered under Title 35, Chapter 5, Arizona Revised Statutes, as amended (the “Act”), to issue its bonds in accordance with the Act and to make secured or unsecured loans for the purpose of financing or refinancing the acquisition, construction, improvement or equipping of projects consisting of land, any building or other improvement, and all real and personal properties, including but not limited to machinery and equipment, whether or not now in existence or under construction, whether located within or without Apache County, which shall be suitable for, among other things, facilities for the furnishing of electric energy, and to charge and collect interest on such loans and pledge the proceeds of loan agreements as security for the payment of the principal of and interest on any bonds, or designated issues of bonds, issued by the Authority and any agreements made in connection therewith, whenever the Board of Directors of the Authority finds such loans to further advance the interest of the Authority or the public and in the public interest; and
WHEREAS, pursuant to the provisions of the Act, the Authority has heretofore issued and sold $100,000,000 aggregate principal amount of The Industrial Development Authority of the County of Apache Industrial Development Revenue Bonds, 1983 Series A (Tucson Electric Power Company Springerville Project) all of which are currently outstanding (the “1983 Bonds”); and
WHEREAS, the Authority loaned proceeds of the 1983 Bonds to the Company to finance a portion of the costs of certain facilities for the furnishing of electric energy (the “Facilities”) as more fully described in Exhibit A hereto; and
WHEREAS, in December 1985, the Company transferred title to the Facilities to the Company’s wholly-owned subsidiary, San Carlos Resources, Inc., an Arizona corporation (“San Carlos”), but retains entitlements to all of the capacity and energy associated with the Facilities and other components of Unit 2 of the Springerville Generating Station; and
WHEREAS, the Authority proposes to issue and sell $100,000,000 aggregate principal amount of The Industrial Development Authority of the County of Apache Industrial Development Revenue Bonds, 2013 Series A (Tucson Electric Power Company Springerville Project) (the “Bonds”), pursuant to an Indenture of Trust, dated as of November 1, 2013 (the “Indenture”), between the Authority and U.S. Bank Trust National Association, as trustee (the “Trustee”), for the purpose of refinancing the portion of the costs of Facilities previously financed with the proceeds of the 1983 Bonds; and

WHEREAS, the proceeds of the Bonds will be applied as set forth in Section 4.03 of this Agreement to redeem the 1983 Bonds.
NOW, THEREFORE, the parties hereto, intending to be legally bound hereby and in consideration of the premises, DO HEREBY AGREE as follows:
Article I

DEFINITIONS
SECTION 1.01.    Definitions. The terms used in this Agreement shall for all purposes of this Agreement have the meanings specified in Section 1.01 of the Indenture, unless the context clearly requires otherwise.
ARTICLE II

REPRESENTATIONS AND WARRANTIES
SECTION 2.01.    Representations and Warranties of the Authority. The Authority makes the following representations and warranties as the basis for the undertakings on the part of the Company contained herein:
(a)    The Authority is an Arizona nonprofit corporation designated by law as a political subdivision of the State of Arizona created and existing under the Constitution and laws of the State of Arizona;
(b)    The Authority has the power to enter into this Agreement and the Indenture and to perform and observe the agreements and covenants on its part contained herein and therein, including without limitation the power to issue and sell the Bonds as contemplated herein and in the Indenture, and by proper action has duly authorized the execution and delivery hereof and thereof;
(c)    The execution and delivery of this Agreement and the Indenture by the Authority do not, and consummation of the transactions contemplated hereby and fulfillment of the terms hereof and thereof by the Authority will not, result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other agreement or instrument to which the Authority is now a party or by which it is now bound, or, to the best knowledge of the Authority, any order, rule or regulation applicable to the Authority of any court or of any regulatory body or administrative agency or other governmental body having jurisdiction over the Authority or over any of its properties, or the Constitution or laws of the State of Arizona; and
(d)    No consent, approval, authorization or other order of any regulatory body or administrative agency or other governmental body is legally required for the Authority’s participation in the transactions contemplated by this Agreement, except such as may have been obtained or as may be required under the securities laws of any jurisdiction.
SECTION 2.02.    Representations and Warranties of the Company. The Company makes the following representations and warranties as the basis for the undertakings on the part of the Authority contained herein:
(a)    The Company is a corporation duly organized and existing in good standing under the laws of the State of Arizona;
(b)    The Company has power to enter into this Agreement and to perform and observe the agreements and covenants on its part contained herein and by proper corporate action has duly authorized the execution and delivery hereof and of all other documents required hereby to be executed by the Company;
(c)    The execution and delivery of this Agreement by the Company do not, and consummation of transactions contemplated hereby and fulfillment of the terms hereof by the Company will not, result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which it is now bound, or the Restated Articles of Incorporation or bylaws of the Company, or any order, rule or regulation applicable to the Company of any court or of any regulatory body or administrative agency or other governmental body having jurisdiction over the Company or over any of its properties, or any statute of any jurisdiction applicable to the Company;
(d)    The Arizona Corporation Commission has approved all matters relating to the Company’s participation in the transactions contemplated by this Agreement which require said approval, and no other consent, approval, authorization or other order of any regulatory body or administrative agency or other governmental body is legally required for the Company’s participation therein, except such as may have been obtained or may be required under the securities laws of any jurisdiction;
(e)    The Facilities are to be used solely for purposes contemplated by the Act and are located or to be located within the State of Arizona; and
(f)    All of the proceeds of the Bonds will be expended to refinance a portion of the Facilities through the redemption of the 1983 Bonds.
ARTICLE III

THE FACILITIES

SECTION 3.01.    Ownership of the Facilities. The facilities are the property of San Carlos. The Authority shall have no right, title or interest in the Facilities.
SECTION 3.02.    Maintenance of Facilities; Remodeling. The Company shall at all times exercise all of its rights, powers, elections and options under the Plant Agreements to cause the Facilities, and every element and unit thereof, to be maintained, preserved and kept in thorough repair, working order and condition and to cause all needful and proper repairs and renewals thereto to be made; provided, however, that the Company may exercise all of its rights, powers, elections and options under the Plant Agreements to cause the operation of the Facilities, or any element or unit thereof, to be discontinued if, in the judgment of the Company, it is no longer advisable to operate the same, or if the Company intends to sell or dispose of its interests in the same or cause San Carlos to sell or dispose of the same, and within a reasonable time shall endeavor to effectuate such sale or disposition.
The Company may, subject to the provisions of Section 6.05 hereof, at its own expense remodel or cause San Carlos to remodel, as appropriate, the Facilities or make such substitutions, modifications and improvements to the Facilities from time to time as it, in its discretion, may deem to be desirable for its uses and purposes, which remodeling, substitutions, modifications and improvements shall be included under the terms of this Agreement as part of the Facilities.
SECTION 3.03.    Insurance. The Company shall exercise all of its rights, powers, elections and options under the Plant Agreements to keep the Facilities insured against fire and other risks to the extent usually insured against by companies owning and operating similar property, by reputable insurance companies or, at the Company’s election, with respect to all or any element or unit of the Facilities, by means of an adequate insurance fund set aside and maintained by it out of its own earnings or in conjunction with other companies through an insurance fund, trust or other agreement or, by means of unfunded self-insurance as may be reasonable and customary by companies owning and operating similar property. All proceeds of such insurance shall be for the account of the Company.
SECTION 3.04.    Condemnation. The Company shall be entitled to the entire proceeds of any condemnation award or portion thereof made for damages to or takings of the Facilities or other property of the Company.
ARTICLE IV

ISSUANCE OF THE BONDS; THE LOAN; DISPOSITION OF PROCEEDS
OF THE BONDS

SECTION 4.01.    Issuance of the Bonds. The Authority shall issue the Bonds under and in accordance with the Indenture, subject to the provisions of the bond purchase agreement among the Authority, the initial purchaser or purchasers of the Bonds and the Company. The Company hereby approves the issuance of the Bonds and all terms and conditions thereof.
SECTION 4.02.    Issuance of Other Obligations. The Authority and the Company expressly reserve the right to enter into, to the extent permitted by law, but shall not be obligated to enter into, an agreement or agreements other than this Agreement with respect to the issuance by the Authority, under an indenture or indentures other than the Indenture, of obligations to provide additional funds to pay the cost of construction of the Facilities or obligations to refund all or any principal amount of the Bonds, or any combination thereof.
SECTION 4.03.    The Loan; Disposition of Bond Proceeds. The Authority shall cause the proceeds of the Bonds to be deposited with the trustee for the 1983 Bonds to be applied upon the redemption of the 1983 Bonds, to reimburse, as directed by the Company, the issuer of the letter of credit held by such trustee for such issuer’s payment of a drawing to be used to pay the redemption price of the 1983 Bonds or, if for any reason the proceeds of such drawing shall be insufficient to pay the redemption price of the 1983 Bonds, to the payment of the 1983 Bonds upon the redemption thereof.
SECTION 4.04.    Investment of Moneys in Funds and Accounts. The Company and the Authority agree that any moneys held in any fund or account created by the Indenture shall be invested as provided in the Indenture.
ARTICLE V

LOAN PAYMENTS; OTHER OBLIGATIONS
SECTION 5.01.    Loan Payments. In consideration of the issuance of the Bonds and the disposition of the proceeds thereof as contemplated in Section 4.03 hereof, the Company shall pay, or cause to be paid, to the Trustee for the account of the Authority an amount equal to the aggregate principal amount of the Bonds from time to time Outstanding and, as interest on its obligation to pay such amount, an amount equal to interest on such Bonds, such amounts to be paid in installments due on the dates, in the amounts and in the manner provided in the Indenture for the Authority to cause amounts to be deposited in the Bond Fund for the payment of the principal of and interest on the Bonds whether at stated maturity, upon redemption or acceleration or otherwise; provided, however, that the obligation of the Company to make any such payment hereunder shall be reduced by the amount of any reduction under the Indenture of the amount of the corresponding payment required to be made by the Authority thereunder.
SECTION 5.02.    Purchase Payments. On each applicable Purchase Date, the Company shall pay to the Trustee as Purchase Payments for deposit in the Company Fund established under Section 5.07 of the Indenture amounts sufficient and in sufficient time to enable the Trustee to deliver the purchase price of Bonds payable pursuant to Section 5.03 of the Indenture; provided, however, that the obligation of the Company to make any Purchase Payment hereunder shall be deemed to have been reduced and satisfied by the amount of moneys, if any, (a) then on deposit in the Remarketing Proceeds Account of the Purchase Fund established under the Indenture, and (b) paid by a Credit Facility Issuer to the Trustee for such payment in respect of the Bonds.
SECTION 5.03.    Payments Assigned; Obligation Absolute. It is understood and agreed that all Loan Payments are, by the Indenture, to be pledged by the Authority to the Trustee, and that all rights and interest of the Authority hereunder (except for the Authority’s rights under Section 5.04, Section 5.05, Section 6.03 and Section 8.05 hereof and any rights of the Authority to receive notices, certificates, requests, requisitions and other communications hereunder) are to be pledged and assigned to the Trustee. The Company assents to such pledge and assignment and agrees that the obligation of the Company to make the Loan Payments and Purchase Payments shall be absolute, irrevocable and unconditional and shall not be subject to cancellation, termination or abatement, or to any defense other than payment or to any right of set‑off, counterclaim or recoupment arising out of any breach by the Authority or the Trustee or any other party under this Agreement, the Indenture or otherwise, or out of any obligation or liability at any time owing to the Company by the Authority, the Trustee or any other party, and, further, that the Loan Payments and Purchase Payments and the other payments due hereunder shall continue to be payable at the times and in the amounts herein and therein specified, whether or not the Facilities, or any portion thereof, shall have been completed or shall have been destroyed by fire or other casualty, or title thereto, or the use thereof, shall have been taken by the exercise of the power of eminent domain, and that there shall be no abatement of or diminution in any such payments by reason thereof, whether or not the Facilities shall be used or useful, whether or not any applicable laws, regulations or standards shall prevent or prohibit the use of the Facilities, or for any other reason, all of the foregoing being subject, however, to the provisions of Section 6.01 and Section 7.01 hereof.
SECTION 5.04.    Payment of Expenses. The Company shall pay all Administration Expenses, including, without limitation, Administration Expenses incurred at and subsequent to the time the Bonds are deemed to have been paid in accordance with Article IX of the Indenture. The payment of the compensation and the reimbursement of expenses and advances of the Trustee under the Indenture shall be made directly to such entity. In addition, the Company shall pay, when due, the Authority Administration Fee.
SECTION 5.05.    Indemnification. The Company releases the Authority, the Trustee, the County of Apache, Arizona and their directors, officers, employees and agents from, agrees that the Authority, the Trustee and the County of Apache, Arizona, shall not be liable for, and agrees to indemnify and hold the Authority, the Trustee, the County of Apache, Arizona and their directors, officers, employees and agents free and harmless from, any liability (including, without limitation, attorneys’ and other agents’ fees and expenses) for any loss or damage to property or any injury to or death of any person that may be occasioned by any cause whatsoever pertaining to the Facilities, except (i) in the case of the Trustee, as a result of the negligence or willful misconduct of the Trustee or its directors, officers, employees and agents; and (ii) in the case of the Authority and the County of Apache, Arizona, as a result of the gross negligence or willful misconduct of the Authority or the County of Apache, Arizona or their respective directors, officers, employees and agents.
The Company will indemnify and hold the Authority, the Trustee and the County of Apache, Arizona, free and harmless from any loss, claim, damage, tax, penalty, liability, disbursement, litigation expenses, attorneys’ and other agents’ fees and expenses or court costs arising out of, or in any way relating to, the execution or performance of this Agreement, the issuance or sale of the Bonds, actions taken under the Indenture or any other cause whatsoever pertaining to the Facilities or the Plant, except (i) in the case the Trustee, as a result of the negligence or willful misconduct of the Trustee; and (ii) in the case of the Authority and the County of Apache, Arizona, as a result of the gross negligence or willful misconduct of the Authority or the County of Apache, Arizona.
The Company will indemnify and hold the Authority and the County of Apache, Arizona and their directors, officers, employees and agents free and harmless from any loss, claim, damage, tax, penalty, liability, disbursement, litigation expenses, attorney’s fees and expenses or court costs arising out of or in any way relating to any untrue statement or alleged untrue statement of any material fact or omission or alleged omission to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading in any official statement or other offering material utilized in connection with the sale of any Bonds.

SECTION 5.06.    Payment of Taxes; Discharge of Liens. The Company shall: (a) pay, or make provision for payment of, all lawful taxes and assessments, including income, profits, property or excise taxes, if any, or other municipal or governmental charges, levied or assessed by any federal, state or municipal government or political body upon the Facilities or any part thereof or upon the Authority with respect to the Loan Payments and Purchase Payments, when the same shall become due; and (b) pay or cause to be satisfied and discharged or make adequate provision to satisfy and discharge, within sixty (60) days after the same shall accrue, any lien or charge upon the Loan Payments and Purchase Payments, and all lawful claims or demands for labor, materials, supplies or other charges which, if unpaid, might be or become a lien upon such amounts; provided, that, if the Company shall first notify the Authority and the Trustee of its intention so to do, the Company may in good faith contest any such lien or charge or claims or demands in appropriate legal proceedings, and in such event may permit the items so contested and identified as such by the Company to remain undischarged and unsatisfied during the period of such contest and any appeal therefrom, unless the Trustee shall notify the Company in writing that, in the opinion of counsel to the Trustee, based upon material facts disclosed to the Trustee without any duty of investigation, by nonpayment of any such items the lien of the Indenture as to the Loan Payments will be materially endangered, in which event the Company shall promptly pay and cause to be satisfied and discharged all such unpaid items. The Authority shall cooperate fully with the Company in any such contest.
ARTICLE VI

SPECIAL COVENANTS
SECTION 6.01.    Maintenance of Legal Existence. Except as permitted in this Section 6.01, each of the Company and San Carlos shall maintain its legal existence, shall not sell, transfer or otherwise dispose of all of its assets, as or substantially as an entirety, and shall not consolidate with or merge with or into another entity. Unless such action would violate the Company’s covenant in Section 6.04, the Company may consolidate with or merge into another entity organized under the laws of the United States of America, any state thereof or the District of Columbia, or sell, transfer or otherwise dispose of all of its assets, as or substantially as an entirety, to any Person, if the surviving or resulting Person (if other than the Company) or the transferee Person, as the case may be, prior to or simultaneously with such merger, consolidation, sale, transfer or disposition, assumes, by delivery to the Trustee and the Authority of: (i) an instrument in writing satisfactory in form to the Trustee, all the obligations of the Company under this Agreement, including, without limitation, the obligations of the Company under Section 5.01 and Section 5.02 hereof; and (ii) during any Lender Rate Period, a written statement of the Lender or, if an Administrative Agent shall have been appointed, the Administrative Agent, to the effect that such action is permitted under the Lender Mode Covenants Agreement. Upon such an assumption following any such sale, transfer or other disposition of assets, the Company shall be released and discharged from all liability in respect of all obligations under this Agreement; provided that, during any Lender Rate Period, such release and discharge shall be subject to the written consent of the Lender, or, if an Administrative Agent shall have been appointed, the Administrative Agent. Notwithstanding the foregoing, in the case of any such sale, transfer or other disposition of assets, which do not include all of the Company’s interests in the Facilities, the Company shall remain liable in respect of all obligations under this Agreement to the extent of the interests retained other than the obligations under Section 5.01 and Section 5.02 hereof, and the transferee shall not be required to assume any obligations hereunder to such extent other than the obligations under Section 5.01 and Section 5.02 hereof; provided, however, that the transferee shall be required to assume all such other obligations unless the Company shall have delivered to the Authority and the Trustee an opinion of Bond Counsel to the effect that the non-assumption by the transferee of such other obligations will not impair the validity under the Act of the Bonds and will not adversely affect the exclusion from gross income for federal tax purposes of interest on the Bonds.
Subject to conditions and limitations set forth in the Tax Agreement, the Company may cause San Carlos to consolidate with or merge with or into another entity organized under the laws of the United States of America, any state thereof or the District of Columbia, or to sell, transfer or otherwise dispose of all of its assets, as or substantially as an entirety, to any entity; provided, however, that (a) if, in connection with any such transaction, the Company shall engage in any transaction contemplated in Section 7.01, all the conditions set forth in said Section 7.01 shall have been satisfied; or (b) if otherwise, the surviving or resulting entity (if other than San Carlos or the Company) or the transferee entity (if other than the Company), as the case may be, prior to or simultaneously with such merger, consolidation, sale, transfer or other disposition, assumes all obligations of San Carlos under the Plant Agreements.
If consolidation, merger or sale, transfer or other disposition is made as permitted by this Section 6.01, the provisions of this Section 6.01 shall continue in full force and effect and no further consolidation, merger or sale or other transfer shall be made except in compliance with the provisions of this Section 6.01.
Anything in this Agreement to the contrary notwithstanding, the sale, transfer or other disposition by the Company of all of its facilities (a) for the generation of electric energy, (b) for the transmission of electric energy or (c) for the distribution of electric energy, in each case considered alone, or all of its facilities described in clauses (a) and (b), considered together, or all of its facilities described in clauses (b) and (c), considered together, shall in no event be deemed to constitute a sale, transfer or other disposition of all the properties of the Company, as or substantially as an entirety, unless, immediately following such sale, transfer or other disposition, the Company shall own no properties in the other such categories of property not so sold, transferred or otherwise disposed of. The character of particular facilities shall be determined by reference to the Uniform System of Accounts prescribed for public utilities and licensees subject to the Federal Power Act, as amended, to the extent applicable.

SECTION 6.02.    Permits or Licenses. In the event that it may be necessary for the proper performance of this Agreement on the part of the Company or the Authority that any application or applications for any permit or license to do or to perform certain things be made to any governmental or other agency by the Company or the Authority, the Company and the Authority each shall, upon the request of either, execute such application or applications.
SECTION 6.03.    Authority’s Access to Facilities. The Company shall exercise all of its rights, powers, elections and options under the Plant Agreements to provide for the Authority to have, upon appropriate prior notice to the Company, reasonable access to the Facilities during normal business hours for the purpose of making examinations and inspections of the same.
SECTION 6.04.    Tax-Exempt Status of Interest on Bonds.
(a)    It is the intention of the parties hereto that interest on the Bonds shall be and remain tax-exempt, and to that end the covenants and agreements of the Authority and the Company in this Section 6.04 and the Tax Agreement are for the benefit of the Owners from time to time of the Bonds.
(b)    Each of the Company and the Authority covenants and agrees for the benefit of the Owners from time to time of the Bonds that it will not directly or indirectly use or permit the use of (to the extent within its control) the proceeds of any of the Bonds or any other funds, or take or omit to take any action, if and to the extent such use, or the taking or omission to take such action, would cause any of the Bonds to be “arbitrage bonds” within the meaning of Section 148 of the Code or otherwise subject to federal income taxation by reason of failing to qualify under Section 103 of the 1954 Code and Title XIII of the Tax Reform Act of 1986, as applicable, and any applicable regulations promulgated thereunder. To such ends, the Authority and the Company will comply with all requirements of such Section 148 to the extent applicable to the Bonds. In the event that at any time the Authority or the Company is of the opinion that for purposes of this Section 6.04(b) it is necessary to restrict or limit the yield on the investment of any moneys held by the Trustee under the Indenture, the Authority or the Company shall so notify the Trustee in writing.
Without limiting the generality of the foregoing, the Company and the Authority agree that there shall be paid from time to time all amounts required to be rebated to the United States of America pursuant to Section 148(f) of the Code and any applicable Treasury Regulations. This covenant shall survive payment in full or defeasance of the Bonds and the satisfaction and discharge of the Indenture. The Company specifically covenants to pay or cause to be paid the Rebate Requirement as defined and described in the Tax Agreement.
(c)    The Authority certifies and represents that it has not taken, and the Authority covenants and agrees that it will not take, any action which results in interest paid on the Bonds being included in gross income of the Owners of the Bonds for federal tax purposes by failing to qualify under Section 103 of the 1954 Code and Title XIII of the Tax Reform Act of 1986, as applicable, and any regulations thereunder; and the Company certifies and represents that it has not taken or (to the extent within its control) permitted to be taken, and the Company covenants and agrees that it will not take or (to the extent within its control) permit to be taken any action which will cause the interest on the Bonds to become includable in gross income for federal income tax purposes; provided, however, that neither the Company nor the Authority shall be deemed to have violated these covenants if the interest on any of the Bonds becomes taxable to a person solely because such person is a “substantial user” of the Facilities or a “related person” within the meaning of Section 103(b)(13) of the 1954 Code and provided, further, that none of the covenants and agreements herein contained shall require either the Company or the Authority to enter an appearance or intervene in any administrative, legislative or judicial proceeding in connection with any changes in applicable laws, rules or regulations or in connection with any decisions of any court or administrative agency or other governmental body affecting the taxation of interest on the Bonds. The Company acknowledges having read Section 8.08 of the Indenture and agrees to perform all duties imposed on it by such Section 8.08, by this Section and by the Tax Agreement. Insofar as Section 8.08 of the Indenture and the Tax Agreement impose duties and responsibilities on the Company, they are specifically incorporated herein by reference.
(d)    Notwithstanding any provision of this Section 6.04 and Section 8.08 of the Indenture or the Tax Agreement, if the Company shall provide to the Authority and the Trustee an opinion of Bond Counsel to the effect that any specified action required under this Section 6.04 and Section 8.08 of the Indenture is no longer required or that some further or different action is required to maintain the tax status of interest on the Bonds, the Company, the Trustee and the Authority may conclusively rely upon such opinion in complying with the requirements of this Section 6.04, and the covenants hereunder shall be deemed to be modified to that extent.
SECTION 6.05.    Use of Facilities. So long as any Bonds are Outstanding and the Facilities are operated by or for the benefit of the Company, the Company shall exercise all of its rights, powers, elections and options under the Plant Agreements to cause the Facilities to be used for purposes contemplated by the Act and in the Tax Agreement.
SECTION 6.06.    Financing Statements. The Company shall file and record, or cause to be filed and recorded, all financing statements and continuation statements referred to in Section 7.07 of the Indenture.
ARTICLE VII

ASSIGNMENT, LEASING AND SELLING
SECTION 7.01.    Conditions. Subject to conditions and limitations set forth in the Tax Agreement, the Company’s interest in this Agreement may be assigned as a whole or in part, the Company’s investment in San Carlos may be sold, transferred or otherwise disposed of as a whole or in part and the interest of either San Carlos or (to the extent that the Facilities shall be property of the Company) the Company, the Facilities may be assigned, leased, subleased, sold, transferred or otherwise disposed of as a whole or in part (whether an interest in a specific element or unit or an undivided interest), to any Person; provided, however, that no such assignment, lease, sublease, sale, transfer or other disposition (a) shall relieve the Company from its primary liability for its obligations under Section 5.01 and Section 5.02 hereof or (b) shall be made unless the assignee, lessee, sublessee, purchaser or other transferee, as the case may be, prior to or simultaneously with such assignment, lease, sublease, sale, transfer or other disposition, assumes, by delivery of an instrument in writing satisfactory in form to the Trustee and the Authority, all other obligations of the Company hereunder to the extent of the interest assigned, leased, subleased, sold, transferred or otherwise disposed of, and the Company shall be released of and discharged from such obligations to the extent so assumed. Notwithstanding the foregoing, (a) if (i) the Company’s interest in this Agreement shall be assigned as a whole or in undivided part, (ii) the Company’s investment in San Carlos shall be sold, transferred, or otherwise disposed of as a whole or in part or (iii)(A) the Company’s interest in the Facilities shall be leased or subleased, as a whole or in undivided part and the term of such leasehold or subleasehold or the term of any extension or extensions thereof at the option of the Company shall extend beyond the maturity date of the Bonds or (B) the Company’s interest in the Facilities shall be assigned, sold, transferred or otherwise disposed of as a whole or in undivided part, and (b) in the event that the assignee, lessee, sublessee, purchaser or other transferee shall assume the obligations of the Company under Section 5.01 and Section 5.02 hereof for the remaining term of this Agreement, to the extent of such assignment, lease, sublease, sale, transfer or other disposition, the Company shall be released from and discharged of all liability in respect of such obligations to the extent so assumed (but only to such extent); provided, however, that the release and discharge of the Company pursuant to clause (b) shall be conditioned upon the delivery by the Company to the Authority and the Trustee of a certificate of an Independent Expert (as hereinafter defined) describing the interests so assigned, leased, subleased, sold, transferred or otherwise disposed of, together with all other rights, interests, assets and/or properties assigned, leased, subleased, sold, transferred or otherwise disposed of by the Company to the same Person in the same or a related transaction, stating that such rights, interests, assets and/or properties so described constitute facilities for the generation, transmission and/or distribution of electric energy and stating that, in the opinion of such Independent Expert, the Fair Value (as hereinafter defined) of such rights, interests, assets and/or properties to the Person acquiring the same is not less than an amount equal to 10/7 of the sum of (x) the aggregate principal amount of the Bonds then Outstanding and (y) the outstanding principal amount of all other obligations of the Company representing indebtedness for borrowed money or for the deferred purchase price of property which are being assumed by such Person; provided, further, that after any such assumption, release and discharge as aforesaid, the Company may again assume such obligations under Section 5.01 and Section 5.02 hereof, in whole or in part, at any time and from time to time, and, to the extent of any such assumption by the Company (but only to such extent), the aforesaid assignee, lessee, sublessee, purchaser or other transferee shall be released from and discharged of all liability in respect of such obligations.
Anything herein to the contrary notwithstanding, (i) the Company shall not make any assignment, lease, sublease or sale as provided in the immediately preceding paragraph unless it shall have furnished to the Authority and the Trustee an opinion of Bond Counsel to the effect that the proposed assignment, lease or sale will not impair the validity under the Act of the Bonds and will not adversely affect the exclusion of interest on the Bonds from gross income for federal tax purposes and (ii) during any Lender Rate Period, the Company shall not be released and discharged from any of its obligations under Section 5.01 and Section 5.02 hereof without the prior written consent of the Lender, or, if an Administrative Agent shall have been appointed, the Administrative Agent.
After any assignment, lease, sublease, sale, transfer or other disposition of any element or unit of the Facilities, or any interest therein, the Company may, at its option, cause such element or unit, or interest therein, to no longer be deemed to be part of the Facilities for the purposes of this Agreement by delivering to the Authority and the Trustee the agreements or other documents required pursuant to Section 7.02 hereof together with an instrument signed by an Authorized Company Representative stating that such element or unit, or interest therein, shall no longer be deemed to be part of the Facilities for the purposes of this Agreement.
For purposes of this Section 7.01:
(a)    “Independent Expert” means a Person which (i) is an engineer, appraiser or other expert and which, with respect to any certificate to be delivered pursuant to this Section, is qualified to pass upon the matter set forth in such certificate and (ii)(A) is in fact independent, (B) does not have any direct material financial interest in the transferee or in any obligor upon the Bonds or under this Agreement or in any affiliate of the transferee or any such obligor, (C) is not connected with the transferee or any such obligor as an officer, employee, promoter, underwriter, trustee, partner, director or any person performing similar functions and (D) is approved by the Trustee in the exercise of reasonable care; for purposes of this definition “engineer” means a Person engaged in the engineering profession or otherwise qualified to pass upon engineering matters (including, but not limited to, a Person licensed as a professional engineer, whether or not then engaged in the engineering profession); and for purposes of this definition “appraiser” means a Person engaged in the business of appraising property or otherwise qualified to pass upon the Fair Value or fair market value of property.
(b)    “Fair Value” means the fair value of the interests, rights, assets and/or properties assigned, leased, subleased, sold, transferred or otherwise disposed of (but, in the case of a lease or sublease, only to the extent of such lease) as may be determined by reference to (i) except in the case of a lease or sublease, the amount which would be likely to be obtained in an arm’s-length transaction with respect to such interests, rights, assets and/or properties between an informed and willing buyer and an informed and willing seller, under no compulsion, respectively, to buy or sell, (ii) in the case of a lease or sublease, the amount (discounted to present value at a rate not lower than the taxable equivalent of the yield to maturity of the Bonds based on prevailing market prices immediately prior to the first public announcement of the proposed transaction) which would be likely to be obtained in an arm’s-length transaction with respect to such interests, rights, assets and/or properties between an informed and willing lessee and an informed and willing lessor, neither under any compulsion to lease, (iii) the amount of investment with respect to such interests, rights, assets and/or properties which, together with a reasonable return thereon, would be likely to be recovered through ordinary business operations or otherwise, (iv) the cost, accumulated depreciation and replacement cost with respect to such interests, rights, assets and/or properties and/or (v) any other relevant factors; provided, however, that (x) Fair Value shall be determined without deduction for any mortgage, deed of trust, pledge, security interest, encumbrance, lease, reservation, restriction, servitude, charge or similar right or any other lien of any kind and (y) the Fair Value to the transferee of any property shall not reflect any reduction relating to the fact that such property may be of less value to a Person which is not the owner, lessee, sublessee or operator of the property or any portion thereof than to a Person which is such owner, lessee or operator. Fair Value may be determined, without physical inspection, by the use of accounting and engineering records and other data maintained by the Company or the transferee or otherwise available to the Independent Expert certifying the same.
SECTION 7.02.    Instrument Furnished to the Authority and Trustee. The Company shall, within fifteen (15) days after the delivery thereof, furnish to the Authority and the Trustee a true and complete copy of the agreements or other documents effectuating any such assignment, lease, sublease, sale, transfer or other disposition.
SECTION 7.03.    Limitation. This Agreement shall not be assigned nor shall the Company’s interest in the Facilities be assigned, leased, subleased, sold, transferred or otherwise disposed of, in whole or in part, except as provided in this Article VII or in Section 6.01 or 5.03 hereof. This Article VII shall not apply to any sale, transfer or other disposition by the Company of all of its assets, as or substantially as an entirety, as contemplated in Section 6.01.
ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES
SECTION 8.01.    Events of Default. Each of the following events shall constitute and is referred to in this Agreement as an “Event of Default”:
(a)    a failure by the Company to make any Loan Payment or Purchase Payment, which failure shall have resulted in an “Event of Default” under clause (a), (b) or (c) of Section 10.01 of the Indenture;
(b)    a failure by the Company to pay when due any amount required to be paid under this Agreement or to observe and perform any covenant, condition or agreement on its part to be observed or performed (other than a failure described in clause (a) above), which failure shall continue for a period of sixty (60) days after written notice, specifying such failure and requesting that it be remedied, shall have been given to the Company by the Authority or the Trustee, unless the Authority and the Trustee shall agree in writing to an extension of such period prior to its expiration; provided, however, that the Authority and the Trustee shall be deemed to have agreed to an extension of such period if corrective action is initiated by the Company within such period and is being diligently pursued; or
(c)    the dissolution or liquidation of the Company, or failure by the Company promptly to lift any execution, garnishment or attachment of such consequence as will impair its ability to make any payments under this Agreement, or the entry of an order for relief by a court of competent jurisdiction in any proceeding for its liquidation or reorganization under the provisions of any bankruptcy act or under any similar act which may be hereafter enacted, or an assignment by the Company for the benefit of its creditors, or the entry by the Company into an agreement of composition with its creditors (the term “dissolution or liquidation of the Company,” as used in this clause, shall not be construed to include the cessation of the corporate existence of the Company resulting either from a merger or consolidation of the Company into or with another entity or a dissolution or liquidation of the Company following a transfer of all or substantially all its assets as an entirety, under the conditions permitting such actions contained in Section 6.01 hereof).
SECTION 8.02.    Force Majeure. The provisions of Section 8.01 hereof are subject to the following limitations: if by reason of acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders of any kind of the government of the United States or of the State of Arizona, or any department, agency, political subdivision, court or official of any of them, or any civil or military authority; insurrections; riots; epidemics; landslides; lightning; earthquakes; volcanoes; fires; hurricanes; tornadoes; storms; floods; washouts; droughts; arrests; restraint of government and people; civil disturbances; explosions; breakage or accident to machinery; partial or entire failure of utilities; or any cause or event not reasonably within the control of the Company, the Company is unable in whole or in part to carry out any one or more of its agreements or obligations contained herein, other than its obligations under Section 5.01, Section 5.02, Section 5.04, Section 5.06 and Section 6.01 hereof, the Company shall not be deemed in default by reason of not carrying out said agreement or agreements or performing said obligation or obligations during the continuance of such inability. The Company shall make reasonable effort to remedy with all reasonable dispatch the cause or causes preventing it from carrying out its agreements; provided, that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Company, and the Company shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is in the judgment of the Company unfavorable to the Company.
SECTION 8.03.    Remedies.
(a)    Upon the occurrence and continuance of any Event of Default described in clause (a) of Section 8.01 hereof, and further upon the condition that, in accordance with the terms of the Indenture, the Bonds shall have been declared to be immediately due and payable pursuant to any provision of the Indenture, the Loan Payments shall, without further action, become and be immediately due and payable.
Any waiver of any “Event of Default” under the Indenture and a rescission and annulment of its consequences shall constitute a waiver of the corresponding Event or Events of Default under this Agreement and a rescission and annulment of the consequences thereof.
(b)    Upon the occurrence and continuance of any Event of Default, the Authority, or the Trustee with respect to the rights of the Authority assigned to the Trustee by the Indenture, may take any action at law or in equity to collect any payments then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement or covenant of the Company hereunder.

(c)    Any amounts collected by the Trustee from the Company pursuant to this Section 8.03 shall be applied in accordance with the Indenture.
SECTION 8.04.    No Remedy Exclusive. No remedy conferred upon or reserved to the Authority hereby is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Authority to exercise any remedy reserved to it in this Article VIII, it shall not be necessary to give any notice, other than such notice as may be herein expressly required.
SECTION 8.05.    Reimbursement of Attorneys’ and Agents’ Fees. If the Company shall default under any of the provisions hereof and the Authority or the Trustee shall employ attorneys or agents or incur other reasonable expenses for the collection of payments due hereunder or for the enforcement of performance or observance of any obligation or agreement on the part of the Company contained herein, the Company will on demand therefor reimburse the Authority or the Trustee and any predecessor Trustee, as the case may be, for the reasonable fees of such attorneys and such other reasonable expenses so incurred.
SECTION 8.06.    Waiver of Breach. In the event any obligation created hereby shall be breached by either of the parties and such breach shall thereafter be waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder. In view of the assignment of certain of the Authority’s rights and interest hereunder to the Trustee, the Authority shall have no power to waive any breach hereunder by the Company in respect of such rights and interest without the consent of the Trustee, and the Trustee may exercise any of such rights of the Authority hereunder.
ARTICLE IX

REDEMPTION OF BONDS
SECTION 9.01.    Redemption of Bonds. The Authority shall take, or cause to be taken, the actions required by the Indenture to discharge the lien created thereby through the redemption, or provision for payment or redemption, of all Bonds then Outstanding, or to effect the redemption, or provision for payment or redemption, of less than all the Bonds then Outstanding, upon receipt by the Authority and the Trustee from the Company of a notice designating the principal amount of the Bonds to be redeemed, or for the payment or redemption of which provision is to be made, and, in the case of redemption of Bonds, or provision therefor, specifying the date of redemption and the applicable redemption provision of the Indenture. In the case of a redemption pursuant to Section 3.01(b)(iv) of the Indenture, the Company shall deliver to the Trustee a written certificate as described in the Indenture and shall direct the Trustee to redeem such principal amount of Bonds as the Company determines is necessary to assure that the Company retains its right to deduct all interest payments under the Loan Agreement otherwise allowable or, if a partial redemption will not enable the Company to retain the right to deduct such interest, the Company may direct the Trustee to redeem all the outstanding Bonds. Such redemption date shall not be less than thirty-five (35) days from the date such notice is given (unless a shorter notice is satisfactory to the Trustee). Unless otherwise stated therein, such notice shall be revocable by the Company at any time prior to the time at which the Bonds to be redeemed, or for the payment or redemption of which provision is to be made, are first deemed to be paid in accordance with Article IX of the Indenture. The Company shall furnish any moneys or Government Obligations (as defined in the Indenture) required by the Indenture to be deposited with the Trustee or otherwise paid by the Authority in connection with any of the foregoing purposes.
SECTION 9.02.    Compliance with the Indenture. Anything in this Agreement to the contrary notwithstanding, the Authority and the Company shall take all actions required by this Agreement and the Indenture in order to comply with any provisions of the Indenture requiring the mandatory redemption of Bonds.
ARTICLE X

MISCELLANEOUS
SECTION 10.01.    Term of Agreement. This Agreement shall remain in full force and effect from the date hereof until the right, title and interest of the Trustee in and to the Trust Estate (as defined in the Indenture) shall have ceased, terminated and become void in accordance with Article IX of the Indenture and until all payments required under this Agreement shall have been made. Notwithstanding the foregoing, the covenants contained in Sections 5.04, 5.05, 6.04 and 8.05 hereof shall survive the termination of this Agreement.
SECTION 10.02.    Notices. Except as otherwise provided in this Agreement, all notices, certificates, requests, requisitions and other communications hereunder shall be in writing and shall be sufficiently given and shall be deemed given when mailed by registered mail, postage prepaid, addressed as follows: if to the Authority, c/o Ryley, Carlock & Applewhite PC, One North Central Avenue, Phoenix, Arizona 85004, Attention: William Wilder; if to the Company, at 88 East Broadway Boulevard, Tucson, Arizona 85702, Attention: Treasurer; and if to the Trustee, at such address as shall be designated by it in the Indenture. A copy of each notice, certificate, request or other communication given hereunder to the Authority, the Company, or the Trustee shall also be given to the others. The Authority, the Company, and the Trustee may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent. Notwithstanding any other provision of this Agreement to the contrary, any notice required to be delivered hereunder may be delivered by electronic means including, without limitation, email in PDF format.
SECTION 10.03.    Parties in Interest. This Agreement shall inure to the benefit of and shall be binding upon the Authority, the Company and their respective successors and assigns,

and no other person, firm or corporation shall have any right, remedy or claim under or by reason of this Agreement; provided, however, that the lien and security interest granted to the Trustee in Section 4.03 hereof, as well as the rights and remedies granted to the Authority in Article VIII hereof, shall inure to the benefit of the Trustee, on behalf of the Owners from time to time of the Bonds, and shall be enforceable by the Trustee as a third party beneficiary or as assignee of the Authority; and provided, further, that the rights set forth in Section 10.09 hereof shall inure to the benefit of the Trustee and shall be enforceable by the Trustee as a third party beneficiary; and provided, further, that neither Apache County, Arizona nor the State of Arizona shall in any event be liable for the payment of the principal of or premium, if any, or interest on the Bonds or for the performance of any pledge, mortgage, obligation or agreement created by or arising out of this Agreement or the issuance of the Bonds, and further that neither the Bonds nor any such obligation or agreement of the Authority shall be construed to constitute an indebtedness of Apache County, Arizona or the State of Arizona within the meaning of any constitutional or statutory provisions whatsoever, but shall be limited obligations of the Authority payable solely out of the revenues derived from this Agreement, or from the sale of the Bonds, or from the investment or reinvestment of any of the foregoing, as provided herein and in the Indenture.
SECTION 10.04.    Amendments. This Agreement may be amended only by written agreement of the parties hereto, subject to the limitations set forth herein and in the Indenture.
SECTION 10.05.    Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original; but such counterparts shall together constitute but one and the same Agreement.
SECTION 10.06.    Severability. If any clause, provision or section of this Agreement shall, for any reason, be held illegal or invalid by any court, the illegality or invalidity of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof, and this Agreement shall be construed and enforced as if such illegal or invalid clause, provision or section had not been contained herein. In case any agreement or obligation contained in this Agreement be held to be in violation of law, then such agreement or obligation shall be deemed to be the agreement or obligation of the Authority or the Company, as the case may be, to the full extent permitted by law.
SECTION 10.07.    Governing Law. The laws of the State of Arizona shall govern the construction and enforcement of this Agreement, except that the provisions of Section 15.09 of the Indenture, construed as provided in Section 15.07 of the Indenture, shall apply to this Agreement as if contained herein.

SECTION 10.08.    Notice Regarding Cancellation of Contracts. As required by the provisions of Section 38-511, Arizona Revised Statutes, as amended, notice is hereby given that political subdivisions of the State of Arizona or any of their departments or agencies may, within three (3) years of its execution, cancel any contract, without penalty or further obligation, made by the political subdivisions or any of their departments or agencies on or after September 30, 1988, if any person significantly involved in initiating, negotiating, securing, drafting or creating the contract on behalf of the political subdivisions or any of their departments or agencies is, at any time while the contract or any extension of the contract is in effect, an employee or agent of any other party to the contract in any capacity or a consultant to any other party of the contract with respect to the subject matter of the contract. The cancellation shall be effective when written notice from the chief executive officer or governing body of the political subdivision is received by all other parties to the contract unless the notice specifies a later time.
The Company covenants and agrees not to employ as an employee, agent or, with respect to the subject matter of this Agreement, a consultant, any person significantly involved in initiating, negotiating, securing, drafting or creating such Agreement on behalf of the Authority within three (3) years from the execution hereof, unless a waiver is provided by the Authority.
SECTION 10.09.    U.S.A. Patriot Act. The Company acknowledges that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The Company agrees that it will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed as of the day and year first above written.
THE INDUSTRIAL DEVELOPMENT AUTHORITY OF THE COUNTY OF APACHE
By:/s/ John V. Lang____________________
Name: John V. Lang
Title: Authorized Officer of the Authority

TUCSON ELECTRIC POWER COMPANY
By:/s/ Kentton C. Grant_________________
Name: Kentton C. Grant
Title: Vice President and Treasurer

EXHIBIT A
A portion of the costs of the construction, improvement or equipping of the following Facilities will be refinanced with the proceeds of The Industrial Development Revenue Bonds, 2013 Series A (Tucson Electric Power Company Springerville Project) (the "Bonds") issued by The Industrial Development Authority of the County of Apache and referred to in the foregoing Loan Agreement.
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Certain facilities at Unit 2 of the Springerville Generating Station, wholly-owned by Tucson Electric Power Company and/or its wholly-owned subsidiary, San Carlos Resources, Inc., more particularly described in the Tax Certificate and Agreement, dated the date of issuance of the Bonds, between The Industrial Development Authority of the County of Apache and Tucson Electric Power Company.